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                                                                    EXHIBIT 10.7
                              RESIGNATION AGREEMENT

            This Resignation Agreement (the "Agreement") is hereby entered into by and between Leap Wireless International, Inc., a Delaware corporation ("Leap"), Cricket Communications, Inc. ("Cricket" and together with Leap, the "Company"), and William M. Freeman (the "Executive"). Leap, Cricket and the Executive are sometimes referred to herein as a "Party" or collectively as the "Parties."

                                    RECITALS

            WHEREAS, Executive is currently employed by Cricket as its Chief Executive Officer, serves as the Chief Executive Officer of Leap, and serves on the Board of Directors of each of Leap and Cricket and their domestic subsidiaries; and

            WHEREAS, Executive and Cricket entered into an Executive Employment Agreement made and entered into as of May 24, 2004 (the "Employment Agreement"); and

            WHEREAS, Executive and Leap and Cricket wish to enter into this Agreement for the purpose of terminating and superseding the Employment Agreement in its entirety; and

            WHEREAS, Executive and Cricket wish to terminate their employment relationship through Executive's resignation effective as of February 25, 2005 (the "Termination Date"), and to resolve amicably all of their obligations to each other, including, without limitation, under the Employment Agreement.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

            1. Employment Agreement. The Employment Agreement shall be superseded entirely by this Agreement, and the Employment Agreement shall be of no further force or effect. Cricket and Executive each acknowledge and agree that they do not have any claims against the other based on or arising under the Employment Agreement.

            2. Employment and Officer Status. Executive hereby resigns as an employee of Cricket effective as of the Termination Date. Executive's separation from employment shall be reflected in Cricket's records as a voluntary resignation. Executive hereby resigns from his position as Chief Executive Officer (and any other officer positions he may hold) of Leap and Cricket (and each of their respective domestic affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

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            3. Resignation From Board. Executive hereby resigns from his position as a member of the Board of Directors of each of Leap and Cricket (and each of their respective domestic affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

            4. Compensation Through the Termination Date. Executive acknowledges and agrees that on the Termination Date, Cricket will issue Executive his final paycheck, reflecting (a) his earned but unpaid base salary through the Termination Date and (b) all accrued, unused vacation due Executive through the Termination Date. The payments described in this Section shall be subject to all applicable taxes and withholding. Cricket, within thirty-five (35) days after the Termination Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date, which expenses shall be submitted to Cricket with supporting receipts and/or documentation no later than twenty-one (21) days after the Termination Date. Executive acknowledges and agrees that with his final check, and the expense reimbursement check described in this Section, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by Cricket. Executive acknowledges and agrees that the payments and benefits described in this Section constitute the only compensation, benefits or other amounts to which he is entitled pursuant to any policies, practices or benefit programs maintained by Leap or Cricket related to compensation and benefits. Executive further acknowledges and agrees that he currently holds no rights to stock, stock options, restricted stock, or deferred stock units in either Leap or Cricket, or long-term equity-based incentive compensation from the Company (collectively "Equity") under the Employment Agreement or pursuant to any plan, program, or policy of the Company, and hereby waives and relinquishes any claim to such Equity.

            5. Entitlement to Benefits. Except as provided in this Agreement, Executive's entitlement to benefits from Leap or Cricket, and eligibility to participate in the benefit plans of Leap and Cricket, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to continue his medical and dental benefits at his sole expense pursuant to COBRA.

            6. Severance Payment. Upon the Termination Date, and subject in all respects to (i) Executive's execution and delivery to the Company of the General Release attached hereto as Exhibit A (the "General Release"), and (ii) the expiration of the seven day revocation period following the execution and delivery of the General Release as described therein, without Executive's having given notice of revocation, Cricket shall pay Executive a severance payment in the gross amount of One Million Dollars ($1,000,000) (subject to applicable withholding at the minimum permissible rate) in a lump sum by wire transfer to the account specified on Schedule 1 hereto with immediately available funds on the next business day following the date on which the General Release becomes irrevocable, in lieu of any payments or benefits to which Executive may have been entitled pursuant to the Employment Agreement. The Company will provide prompt notice of the payment of such amount to Michael Movsovich, counsel to Executive by telephone to 212-446-4888, or e-mail to mmovsovich@kirkland.com.

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            7. Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company (including, without limitation, information with respect to the Company's and its affiliates' operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, shareholders, business plans, marketing plans, proposals or methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment) are the sole property of the Company and constitute trade secrets of the Company. Promptly following the execution of this Agreement, Executive agrees to return all files, customer lists, financial information or other Company property (excluding documents that have been publicly filed with the SEC) which are in the Executive's possession or control without making copies thereof. Except as required pursuant to applicable law, rule or regulation or other legal compulsion or in order to assert any rights under this Agreement, Executive further agrees that he will not disclose to any person or use for his own account any of the above described trade secret information, observations or data without the written consent of Leap's Board of Directors. Further, Executive acknowledges that any unauthorized use of the above described confidential information will cause irreparable harm to the Leap and Cricket and their affiliates and will give rise to an immediate action by any of them for injunctive relief. Executive continues to be bound by the Invention Disclosure, Confidentiality and Proprietary Rights Agreement that he signed during his employment, in accordance with the terms thereof.

            8. Cooperation Clause. Executive agrees to provide reasonable assistance to the Company (including the Board of Directors of Leap and any special committees of the Board of Directors of Leap) and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by Cricket. During a period of thirty days following the Termination Date (but not while Executive is on vacation), Executive shall provide such assistance as the Company may reasonably request in connection with negotiating a roaming agreement with Sprint. Unless Executive agrees, he shall not be required to travel in connection with the assistance requested by the Company pursuant to this Section 8. The Company shall compensate Executive at the rate of $275 per hour, with a five hour minimum, for any cooperation or assistance requested by the Company; provided, however, that (i) the first five hours of assistance requested by the Company shall be performed without compensation, and (ii) the Company shall have no obligation to compensate Executive under this Section 8 for his cooperation or assistance in any matter in which he is named as a defendant or respondent, or with respect to which Executive requests indemnification pursuant to Section 12. Cricket agrees to reimburse Executive for his reasonable and actual expenses incurred in providing any cooperation or assistance contemplated by this Agreement (subject to the exception in clause
(ii) of the preceding sentence).

            9. Confidentiality of Agreement. Except as expressly set forth in
Section 10, the provisions of this Agreement shall be held in strictest confidence by the Parties and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement, in confidence, to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax

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preparers, and financial advisors; (c) Leap may disclose this Agreement as necessary to fulfill standard or legally required SEC or corporate reporting or disclosure requirements; (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law, rule, regulation or other legal compulsion; and (e) Executive may inform third parties that he voluntarily resigned from his positions with Leap and Cricket. Except as required by law, the Company will make only statements consistent with the foregoing.

            10. Press Release; Mutual Nondisparagement. Leap shall issue a press release regarding Executive's resignation in the form attached hereto as Exhibit B, or in such other form as the Parties mutually agree to. Except as required by law or court order, Leap, Cricket, and Executive shall not make any additional or inconsistent public statements regarding Executive's resignation, and Leap and Cricket shall cause their directors, agents and affiliates to likewise refrain from making such public statements, unless in response to a prior statement or communication by a Party in violation of this Section 10. Leap, Cricket, and the directors, agents and affiliates of Leap and Cricket, on the one hand, and Executive and his agents and affiliates, on the other hand, shall not disparage or otherwise publish or communicate derogatory statements or opinions about the other to any third party, unless in response to a prior statement or communication by the other side in violation of this Section 10. Each Party shall be responsible for compliance by its directors, agents, and affiliates, as the case may be. Internal communications among the senior management personnel or the Board of Directors of Leap or Cricket shall not be considered communications to a third party for purposes of this Section.

            11. Non-Solicitation.

                  a. For the period commencing on the Termination Date and terminating on the second anniversary thereof, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, shareholder or otherwise, on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company, or any of its affiliates, any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company, or any of its affiliates; provided, however, that a general advertisement to which an officer or employee of the Company, or any of its affiliates, responds shall in no event be deemed to result in a breach of this Section 11(a).

                  b. In the event that Executive breaches the provisions of
Section 11(a), or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce Section 11(a). Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach Section 11(a) and, in the event that the Company institutes any action or proceeding to enforce Section 11(a) seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law.

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            12. Indemnification. Executive will continue to be indemnified by any applicable insurance policies, agreements, certificate of incorporation, or bylaws of the Company and as otherwise required by law for his actions as an employee, officer, and director prior to the Termination Date to the same extent as during his employment to the fullest extent provided by law.

            13. Return of Equipment. Within five (5) days of the Termination Date, Executive shall return to the Company in good working order any equipment, instruments, or accessories of the Company in his custody for the purpose of conducting the business of the Company without deleting, removing, or duplicating any data reflecting the Company's proprietary information, or if not returned, account to the Company to its reasonable satisfaction for all such equipment, instruments, or accessories.

            14. Attorneys' Fees. Cricket hereby agrees to reimburse Executive for his reasonable legal fees and expenses, up to a maximum of $5,000, incurred in connection with the negotiation and review of this Agreement.

            15. Miscellaneous Provisions.

                  a. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

                  b. Except as expressly stated herein, this Agreement and its exhibits represent the sole and entire agreement between the Parties with respect to the subject matters contained herein and supersede all prior documents, agreements, negotiations and discussions between the Parties with respect to the subject matters contained herein. The Parties acknowledge and agree that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive's employment with the Company, the separation of Executive's employment with the Company, and settlement of all Claims between the Parties other than those expressly set forth in this Agreement. This Agreement supersedes and terminates the Employment Agreement. Upon the Parties' execution of this Agreement, neither Party shall have any further obligation to the other under the Employment Agreement.

                  c. No provision of this Agreement may be altered, modified or amended unless such alteration, modification, or amendment is agreed to in writing and signed by Executive on the one hand and Leap and Cricket on the other, which writing expressly states the intent of the Parties to modify this Agreement.

                  d. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular Party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

                  e. No waiver by any Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the

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same or at any prior or subsequent time.

                  f. This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed to be an original as against any Party that has signed it, but all of which together will constitute one and the same instrument.

                  g. If any Party to this Agreement brings an action to enforce his or its rights hereunder, the prevailing party shall be entitled to recover his or its costs and expenses, including court costs and attorneys' fees, if any, incurred in connection with such suit.

                  h. Executive acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to him. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.

                  i. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ALL OF ITS TERMS, AND AGREES TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.

                  j. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:

                  If to Leap or Cricket, at:

                        Leap Wireless International, Inc.
                        10307 Pacific Center Court
                        San Diego, California 92121
                        Attention:  General Counsel

                  If to the Executive, at:

                        William M. Freeman
                        12 Orchard Way
                        Warren, New Jersey  07059

                  With a copy to:

                        Kirkland & Ellis LLP
                        153 E. 53rd Street
                        New York, NY 10022
                        Attention:  Michael Movsovich, Esq.

or at such other address as any party may specify by notice given to such other party in accordance with this Section 15(j). The date of giving of any such notice shall be the date of

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hand delivery, five days after the date of the posting of the mail or the day immediately following the date when deposited with the overnight courier.

                            [Signature Page Follows]

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

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.


EXECUTIVE                                    LEAP WIRELESS INTERNATIONAL, INC.

                                             By:    /s/ S. Douglas Hutcheson
/s/ William M. Freeman                       Name:  S. Douglas Hutcheson
William M. Freeman                           Its:   Chief Financial Officer

Dated: February 24, 2005                     Dated: February 24, 2005

                                             CRICKET COMMUNICATIONS, INC.

                                             By:    /s/ S. Douglas Hutcheson
                                             Name:  S. Douglas Hutcheson
                                             Its:   Chief Financial Officer

                                             Dated: February 24, 2005

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                                                                       EXHIBIT A

                                 GENERAL RELEASE

      1. General Release of Claims. In consideration of the benefits under
Section 6 of the Resignation Agreement (the "Agreement"), by and among Leap Wireless International, Inc. ("Leap"), Cricket Communications, Inc. ("Cricket" and together with Leap, the "Company") and William M. Freeman ("Executive"), Executive does hereby for himself and his spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge Cricket, Leap, their subsidiaries, each of the entities affiliated with a present director of Leap, and their respective present and former stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, the Executive Employment Agreement between Cricket and Executive dated May 24, 2004, Executive's employment with Cricket, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination and Employment Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, 1871 and 1991, the California Fair Employment and Housing Act, the California Occupational Safety and Health Act, claims for unpaid wages and failure to pay wages under the California Labor Code (collectively, "Claims"), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's rights to stock, stock options, restricted stock, deferred stock units, long-term equity-based incentive compensation, or any other form of equity interest in either Leap or Cricket (which rights are hereby relinquished), or any contract, agreement or compensation arrangement between Executive and the Company. This General Release shall not, however, constitute a waiver of any of Executive's rights under the Agreement or to any vested benefits under the Company's 401(k) plan.

      2. Release of Unknown Claims. IN ADDITION, EXECUTIVE EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

WITH FULL AWARENESS AND UNDERSTANDING OF THE ABOVE PROVISIONS, EXECUTIVE HEREBY WAIVES ANY RIGHTS HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. EXECUTIVE INTENDS TO, AND HEREBY DOES, RELEASE THE

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RELEASEES FROM CLAIMS WHICH EXECUTIVE DOES NOT PRESENTLY KNOW OR SUSPECT TO
EXIST AT THIS TIME.

      3. Older Workers' Benefit Protection Act. EXECUTIVE AGREES AND EXPRESSLY ACKNOWLEDGES THAT THIS GENERAL RELEASE INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS WHICH EXECUTIVE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. SECTION 621, ET SEQ. ("ADEA"). THE FOLLOWING TERMS AND CONDITIONS APPLY TO AND ARE PART OF THE WAIVER AND RELEASE OF ALL CLAIMS INCLUDING BUT NOT LIMITED TO THE ADEA CLAIMS UNDER THIS GENERAL
RELEASE:

            a. That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

            b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

            c. The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

            d. Executive is advised to consult an attorney before signing this General Release.

            e. Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release, although Executive may waive such period by signing the General Release sooner. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.

            f. Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 6 of the Agreement.

            h. If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to Cricket's General Counsel on or before the seventh (7th) day after the date hereof.

      4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

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      5. No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

      6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

      IN WITNESS WHEREOF, Executive has executed this General Release on the date indicated below.

      EXECUTIVE

___________________________________
      William M. Freeman

Date:_____________________________

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                                    EXHIBIT B

                       [FORM OF AGREED-UPON PRESS RELEASE]

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                                   Schedule 1
                           Wire Transfer Instructions

                                      13